Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of National Holdings Corporation on Form S-3 (No. 333-226853) and Form S-8 (No. 333-231832) of our report dated December 29, 2020, on our audits of the consolidated financial statements of National Holdings Corporation and Subsidiaries as of September 30, 2020 and 2019 and for each of the years ended, which report is included in this Annual Report on Form 10-K to be filed on or about December 29, 2020.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

December 29, 2020